Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-110930) of Compex Technologies, Inc. and in the related Prospectus, and in the Registration Statements on Form S-8 (Nos. 33-26053, 33-63962, 33-63964, 333-48155, 333-46558, 333-103817 and 333-112330) of our report dated August 30, 2004, with respect to the consolidated financial statements and schedule of Compex Technologies, Inc. included in this Annual Report (Form 10-K) for the year ended June 30, 2004.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
September 27, 2004